Exhibit 5.1

110 North Wacker Drive • Suite 4800 • Chicago, Illinois 60606

Telephone: +1.312.782.3939 • jonesday.com

October 1, 2026

AAR CORP.

One AAR Place

1100 N. Wood Dale Road

Wood Dale, Illinois 60191

Re:	Registration Statement on Form S-8 Filed by AAR CORP.

Ladies and Gentlemen:

We have acted as counsel for AAR CORP., a Delaware corporation (the “Company”), in connection with the registration of 2,943,000 shares (the “Shares”) of common stock, par value $1.00 per share, of the Company that may be issued or delivered and sold pursuant to the AAR CORP. 2026 Stock Plan (the “Plan”). In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion.

Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares that may be issued or delivered and sold pursuant to the Plan and authorized forms of stock option, stock, stock unit or other applicable award agreements thereunder (the “Award Agreements”) will be, when issued or delivered and sold in accordance with the Plan and the Award Agreements, validly issued, fully paid and nonassessable, provided that the consideration for the Shares is at least equal to the stated par value thereof.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion with respect to the laws of any other jurisdiction on the opinion expressed herein. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plan and the Award Agreements will be in full force and effect at all times at which the Shares are issued or delivered and sold by the Company, and that the Company will take no action inconsistent with such resolutions. In rendering the opinion above, we have assumed that each award under the Plan will be approved by the Board of Directors of the Company or an authorized committee thereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect the registration of the Shares under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day

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